Exhibit 10.1

Aircraft Lease Agreement

This Aircraft Lease Agreement (the “Lease”), dated as of August 11, 2005, by and among Corporate Flight Services, LLC, a Delaware limited liability company (“CFS”) and College Park Management, LLC, a Delaware limited liability company, GMH Military Housing Management LLC, a Delaware limited liability company, and GMH Communities, LP, a Delaware limited partnership (collectively, the “Lessees,” and individually, each a “Lessee”), each of which, intending to be legally bound hereby and to bind each of their successors and assigns, agree as follows.

1.             Lease.  CFS hereby leases to the Lessees that certain Dassault-Breguet Mystere Falcon  900 Serial #3, Registration Number 991RF (the “Aircraft”).

2.             Term.  (a) Except as otherwise provided herein, this Lease shall have an initial term of twelve months (the “Initial Term”), and shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless either CFS or the Lessees provide notice of termination to the other at least sixty (60) days prior to the end of the Initial Term or a Renewal Term.  The Initial Term and any Renewal Term hereunder being hereinafter referred to as the “Term”). This Lease shall automatically terminate on the date that CFS transfers title to the Aircraft to an unaffiliated third party.

(b) “Flight Period” means each hour and fraction thereof that the Aircraft is made available for a Lessee’s use following such Lessee’s request to CFS.  Nothing herein shall require that a Lessee request to use, or use, the Aircraft for any minimum period of time during the term of this Lease.

3.             Rent and Related Flight Charges.   (a) Each Lessee shall pay CFS rent for its use of the Aircraft (“Rent”) in an amount equal to $2,850 (“Aircraft Hourly Fixed Rent Rate”) per hour and fraction thereof occurring during each Flight Period, and other expenses related to the operation of the Aircraft during its use by each Lessee.

(b) CFS may, from time to time, propose to change the Aircraft Hourly Fixed Rent Rate by written notice provided to the Lessees (the “Rent Change Notice”) at least thirty (30) days prior to the proposed effective date of the Rent change. The Lessees shall have the right to terminate this Lease by providing written notice to CFS no later than fifteen (15) days after receipt of the Rent Change Notice from CFS.

(c)  Rent for each Flight Period shall be payable by a Lessee to CFS in cash on or before the 30th business day following the Lessee’s receipt of CFS’ Rent statement for such Flight Period.

4.             Aircraft Condition.  CFS represents and warrants to the Lessees that, as of the date of this Lease: (a) the Aircraft has been inspected and maintained in accordance with all pertinent requirements of the Federal Aviation Regulations (“FAR”), (b) all applicable airworthiness directives and manufacturer’s service bulletins have been complied with, and (c) the Aircraft is in airworthy condition.

5.             Custody of Aircraft.  During each Flight Period, subject to the terms and conditions hereof, a Lessee shall have custody of the Aircraft and may determine the destinations of the Aircraft and flight departure times.

6.             Control of Aircraft.  During all Flight Periods, CFS shall have command and operational control over the Aircraft, all flight crews, and all servicing and loading of the Aircraft.  For the purpose of this Lease, operational control includes, without limitation, exclusive control over: (a) all flight crews; (b) determinations whether any particular flight may be safely commenced or operated; (c) assignment of flight crew to particular flights; (d) initiation and termination of all flights; (e) directions to flight crews to conduct flights; and (f) dispatch or release of flights.

7.             Flight Crew Qualifications.  CFS shall use a fully-qualified flight crew, consisting of at least a pilot in command and second in command, for all flights of the Aircraft during a Flight Period.  Each such flight crew member shall (a) be appropriately licensed and rated by the Federal Aviation Administration (“FAA”) to operate the Aircraft, (b) be current and qualified to operate an aircraft pursuant to requisite provisions of the FAR, and (c) have at least the minimum qualifications and total pilot hours required by the applicable insurance policies carried by CFS for the Aircraft.

8.             Use Consistent with Insurance.  Each Lessee agrees to use the Aircraft only for flights that are consistent with the applicable insurance coverage for the Aircraft.

9.             Passengers, Baggage and Cargo.  There may be carried on the Aircraft on all flights, under this Lease, passengers, baggage and cargo as a Lessee in its reasonable discretion shall determine; provided, however, that the number of passengers shall in no event exceed the number of seats legally available in the Aircraft and the total load, including fuel and oil in such quantities as the pilot in command shall determine to be required, shall not exceed the legally permissible maximum load for the Aircraft.

10.           Maintenance.  CFS shall provide proper maintenance of the Aircraft by performing, or causing to be performed, all required inspections, repairs, modifications, maintenance, preventive maintenance, fueling, internal cleaning, external cleaning, hangaring and overhaul work completed as CFS deems necessary and as required by the FAR, pertinent FAA directives or other guidance, and by the applicable manufacturers’ maintenance and inspection program.  CFS shall maintain all logbooks and records pertaining to the Aircraft during the term of the Lease in accordance with the applicable FAR.  The parties agree that no period of required maintenance, preventive maintenance, inspection or overhaul shall be delayed or postponed because of a Lessee’s scheduling of the Aircraft for Flight Periods.

11.           Fines, Penalties and Forfeitures.  Each Lessee shall be solely responsible for any fines, penalties or forfeitures (except for those fines, penalties or forfeitures levied directly against the flight crew) relating to operation of the Aircraft under this Lease due to a violation by it, its employees, agents or contractors of any federal, state, municipal, or other law or regulation relating to aircraft safety or aircraft noise.

12.           Destruction of Aircraft.  In the event that the Aircraft is destroyed, lost or damaged beyond repair, whether due to casualty, mechanical failure, or otherwise, this Lease shall automatically terminate as of the date of such destruction, loss or damage, and neither party shall have any further obligations hereunder; provided, however, that such termination shall in no way effect, impair or limit (a) any liability or obligation of one party to the other which had occurred prior to such destruction, loss or damage, or (b) any liability of the Lessees to CFS and/or CFS to the Lessees as a result of negligence or willful misconduct resulting in such destruction, loss or damage.

13.           Damage to Aircraft.  In the event the Aircraft is partially destroyed or damaged, CFS shall have the option, in its sole discretion, to either (a) repair the Aircraft in order that it shall be placed in as least as good condition as it was prior to such partial destruction or damage, or (b) terminate the Lease.  Within fifteen (15) days after the date of such partial destruction or damage, CFS shall give written notice to the Lessees specifying whether CFS has elected to fully repair the Aircraft or to terminate this Lease, which termination shall be effective immediately upon such written notice from CFS to the Lessees setting forth CFS’ election to so terminate this Lease.

14.           Representations and Warranties.  CFS and the Lessees represent and warrant to the other that: (a) each is duly qualified and in good standing in its state of formation; (b) this Lease is duly executed and is in conformance with its respective charter documents; (c) the officer executing this Lease on its behalf has the requisite power and authority to execute the same; (d) this Lease is duly authorized by all necessary limited liability company, or such other requisite, action; (e) this Lease is a valid and binding obligation and is enforceable against the party in accordance with its terms; and (f) it is qualified to do business in each jurisdiction in which such qualification is necessary.

15.           Claims Against the Aircraft.  Each Lessee agrees that, throughout the Term , it shall not cause or permit, through any of its own acts or failures to act, any liens, claims or encumbrances to attach to the Aircraft.

16.           Carriage of Contraband.  Each Lessee agrees that, throughout the Term, it shall not cause or permit the carriage of contraband, prohibited hazardous material or illegal controlled substances aboard the Aircraft during any Flight Period.

17.           Termination for Cause.  If the Lessees shall fail to timely, fully and diligently comply with any term or provision of this Lease, CFS shall have the right, at its option, to terminate this Lease, which termination shall be effective immediately upon written notice from CFS to the Lessees setting forth CFS’ election to so terminate this Lease.

18.           Assignment.  This Lease is not and shall not be assigned by either party without the prior written consent of the other party.  This Lease shall inure to the benefit of and be binding upon the parties hereto and, subject to the restriction contained in the preceding sentence, their respective successors, assigns, heirs, distributees and executors.

19.           Further Assurances.  The parties agree to and shall, from time to time, do and perform such other and further acts, and execute and deliver any and all such other and further instruments as may be required by law or reasonably requested by the other party to establish, maintain and protect the respective rights and remedies of the other as provided in the Lease and to carry out the intent and purpose of this Lease.

20.           Governing Law.  This Lease shall be interpreted in accordance with, and performance shall be governed by, the internal laws of the State of Delaware, regardless of the conflicts of laws principles thereof.

21.           Entire Lease.  This Lease supersedes any and all other leases, whether oral or in writing expressed or implied, between the parties hereto with respect to the Aircraft and contains all of the covenants and leases between the parties with respect to the subject matter hereof.  Each party to this Lease acknowledges that no representation, inducement, promises or Leases of any nature have been made by any party or any person acting on behalf of any party which are not embodied herein and that no lease, statement or promise concerning the subject matter of this Lease which is not contained in the lease shall be valid or binding.

22.           Notices.  Any notices, requests, claims, demand and other communications required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next day delivery and provides to the sender a delivery receipt or (d) by legible facsimile (followed by hard copy delivered in accordance with preceding subsections (a)-(c)). Any notice shall be effective only upon receipt (or refusal by the intended recipient to accept delivery). Such notices shall be addressed as follows:

CFS:	Corporate Flight Services, LLC
10 Campus Boulevard
Newtown Square, PA 19073
Attention: Gary M. Holloway, Sr.
Fax: 610-355-8480

GMH Military	GMH Military Housing, LLC
Housing	10 Campus Boulevard
Management	Newtown Square, PA 19073
LLC:	Attention: Joseph M. Macchione
Fax: 610-355-8480

College Park	College Park Management, LLC
Management,	10 Campus Boulevard
LLC:	Newtown Square, PA 19073
Attention: Joseph M. Macchione
Fax: 610-355-8480

GMH	GMH Communities, LP
Communities,	10 Campus Boulevard
LP:	Newtown Square, PA 19073
Attention: Joseph M. Macchione
Fax: 610-355-8480

or to such other address as either party may from time to time specify in writing to the other party.

23.           Amendment of Lease.  This Lease cannot be and shall not be modified, altered or amended expect as specifically provided herein or by a written amendment to this Lease executed by each of the parties hereto.

24.           Severability.  The provisions of this Lease shall be deemed independent and severable and the invalidity, partial invalidity or unenforceability of any one provision or portion of this Lease shall not affect the validity or enforceability of any other provision of this Lease.  Any provision of this Lease which is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction be ineffective to the extent of such prohibition or unenforceability, and any prohibition of unenforceability in any particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

25.           Headings.  The headings of the paragraph contained in this Lease are inserted for convenience only and shall not constitute a part of this Lease.

26.           Counterparts.  This Lease may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument.  Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Lease to produce or account for more than one such counterpart.

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IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed as of the date first written above.

CORPORATE FLIGHT SERVICES, LLC, by its sole member

By:	/s/ Gary M. Holloway, Sr.
Gary M. Holloway, Sr.

GMH MILITARY HOUSING MANAGEMENT LLC

By:	/s/ Joseph M. Macchione
Name: Joseph M. Macchione
Title: Vice President

COLLEGE PARK MANAGEMENT, LLC

By:	/s/ Joseph M. Macchione
Name: Joseph M. Macchione
Title: Vice President and Secretary

GMH COMMUNITIES, LP,
by its sole general partner

GMH Communities GP Trust

By:	/s/ Gary M. Holloway, Sr.
Name: Gary M. Holloway, Sr.
Title: Managing Trustee